     As filed with the Securities and Exchange Commission on April 17, 1997

                                                      Registration No. 333-22739
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            --------------------



                               Amendment No. 1 to

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933


                            --------------------


                                  ENRON CORP.
             (Exact name of registrant as specified in its charter)


             DELAWARE                                      47-0255140
  (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                       Identification No.)


                            --------------------


                    1400 Smith Street, Houston, Texas 77002
                          Telephone No. (713) 853-6161
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            --------------------


                              Rex R. Rogers, Esq.
                                  Enron Corp.
                           Assistant General Counsel
                               1400 Smith Street
                              Houston, Texas 77002
                                 (713) 853-3069
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            --------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            --------------------

                           CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                        Proposed            Proposed
                                       Amount            maximum             maximum            Amount of
   Title of each class of              to be         offering price        aggregate          registration
 securities to be registered         registered(1)     per share(2)        offering price(2)          fee
 Common Stock,
  $0.10 par value.............         330,968          $39.875            $13,197,349           $3,993(3)
                                       shares
                                       16,825           $37.00                $622,525
                                       shares                                                      $196(4)
=============================================================================================================


(1) Plus such indeterminable number of additional shares of Common Stock as may be issued from time to time as a result of adjustments for certain stock dividends and stock splits.
(2) Estimated solely for the purposes of calculating the registration fee (based on the average of the high and low prices of the Common Stock as reported in the New York Stock Exchange composite transaction reporting system on February 28, 1997 and April 16, 1997).
(3)    Previously paid.
(4)    Paid herewith.


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED APRIL 17, 1997



                                 347,793 SHARES


                                  COMMON STOCK

                                 $.10 PAR VALUE

                            --------------------


    This Prospectus relates to up to 347,793 shares (the "Shares") of Common Stock, $.10 par value (the "Common Stock"), of Enron Corp. ("Enron") which may be offered from time to time by certain stockholders named herein (the "Selling Stockholders").


    Enron has been advised that the Shares being offered hereby may be sold from time to time by or on behalf of the Selling Stockholders through underwriters, brokers or dealers, or directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act of 1933, as amended (the "Securities Act"), at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Brokers or dealers may act as agent for the Selling Stockholders, or may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through transactions or distributions (which may involve crosses and block transactions) on the New York Stock Exchange or other United States or foreign stock exchanges where unlisted trading privileges are available, in the over-the-counter market, in private transactions or in some combination of the foregoing.

    Enron will not receive any of the proceeds of any such sale. The Selling Stockholders and any broker or dealer who participates in any such sale may be deemed "underwriters" and any commissions paid in connection with the distribution may be deemed to be an underwriting discount or commission. See "Plan of Distribution."


    Enron's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. On April 16, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange was $37.00 per share.


                            --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            --------------------

                The date of this Prospectus is _________, 1997.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ENRON SINCE SUCH DATE.

                             AVAILABLE INFORMATION

         Enron is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or from the site maintained by the Commission on the Internet World Wide Web at http://www.sec.gov. Enron's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 120 South LaSalle Street, Chicago, Illinois 60603; and 301 Pine Street, San Francisco, California 94014.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Enron with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Enron and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Enron (File No. 1-3423) pursuant to the Exchange Act are incorporated herein by reference as of their respective dates:


         (a)     Annual Report on Form 10-K for the year ended December 31,
                 1996;



         (b)     Current Report on Form 8-K filed on March 17, 1997; and


         (c) Joint Proxy Statement/Prospectus relating to the Enron Corp. Special Meeting of Stockholders held November 12, 1996.

                 In lieu of incorporating the description of Enron's capital stock set forth in the Exchange Act registration statement relating to such securities, a description of the Enron capital stock is included herein under the heading "Description of Capital Stock."

         Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary Division, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: 713-853-6161).

                               BUSINESS OF ENRON


         Enron, a Delaware corporation organized in 1930, is an integrated natural gas and electricity company headquartered in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 36,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of electricity and other energy related commitments.

         TRANSPORTATION AND OPERATION. Enron's operations include interstate transmission of natural gas, construction, management and operation of natural gas and natural gas liquids pipelines, liquids plants, clean fuel plants and power facilities. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron), and all such pipelines are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Transwestern, principally the California market and pipeline interconnects on the east end of Transwestern's system; and Florida Gas, the State of Florida. In addition, Enron holds a 13% interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. An Enron subsidiary operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States.


         DOMESTIC GAS AND POWER SERVICES. Through its wholly owned subsidiary Enron Capital & Trade Resources Corp. and its affiliated companies ("ECT"), Enron purchases natural gas, natural gas liquids, electricity and other energy products through a variety of contractual arrangements, including both short-term and long-term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements. ECT markets these energy products to local distribution companies, electric utilities, cogenerators, and both commercial and industrial end-users. ECT also provides price risk management services in connection with natural gas, natural gas liquids and electricity transactions through both physical delivery and financial arrangements.

         ECT offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. ECT's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. ECT provides these services through a variety of instruments, including forward contracts, swap agreements and other contractual commitments.


         ECT recently established Enron Energy Services ("EES") to pursue the significant growth opportunities in anticipation of a fully competitive retail natural gas and electricity market. As states begin to deregulate their natural gas and electricity markets, and as these markets continue to converge, EES's goal is to provide end-users with a broad range of energy choices at more competitive prices. EES has participated in selected natural gas and electric retail marketing pilot programs, including a state-wide electricity pilot in New Hampshire, where individual customers are free to select the power provider of their choice. EES will endeavor to continue to participate in such programs.



         INTERNATIONAL OPERATIONS AND DEVELOPMENT. Enron's international activities principally involve the independent (non-utility) development, acquisition, financing, promotion and operation of natural gas and power projects in emerging markets, and the marketing of natural gas liquids and other liquid fuels. Development projects are focused on power plants, gas processing and terminaling facilities, and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of direct and indirect ownership interests in and operation of power plants in England, Germany,

Guatemala, the Dominican Republic, the Philippines and China; pipeline systems in Argentina and Colombia; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids and other liquid fuels worldwide. Enron is also involved in power, pipeline and liquefied natural gas projects in varying stages of development in China, India, Puerto Rico, Italy, Turkey, Qatar, Vietnam, Israel, Jordan, Bolivia, Brazil, Indonesia and elsewhere.



         Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP"), was formed by Enron to acquire, own and manage operating power plants and natural gas pipelines around the world. EPP's assets consist of interests in two power plants in the Philippines (with 226 megawatts of aggregate net generating capacity), a power plant in Guatemala (with 110 megawatts of net generating capacity), a 4,104 mile natural gas pipeline system in Argentina, a 357 mile natural gas pipeline in Colombia and a 185 megawatt oil-fired, barge mounted power plant in the Dominican Republic. Enron formed EPP in 1994 to attract public equity capital to emerging market infrastructure projects, to enable public investors to better evaluate and participate directly in the growth of Enron's operating power plant and natural gas pipeline activities in emerging markets and to generate additional capital for Enron to reinvest in future development efforts and for other corporate purposes. Enron owns approximately 52% of the common shares of EPP.



         EXPLORATION AND PRODUCTION. Substantially all of Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). EOG is engaged in the exploration for, and development and production of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad, India and, to a lesser extent, selected other international areas. At December 31, 1996, EOG had estimated net proved natural gas reserves of 3,675 billion cubic feet, including 1,180 billion cubic feet of proved undeveloped methane reserves in the Big Piney, Wyoming deep Paleozoic formations, and estimated net proved crude oil, condensate and natural gas liquids reserves of 55 million barrels, and at such date, approximately 74% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 9% in Canada, 10% in Trinidad, and 7% in India. Enron currently owns 53% of the outstanding common stock of EOG.

                              RECENT DEVELOPMENTS


         PENDING ACQUISITION OF PORTLAND GENERAL CORPORATION. Enron announced on July 22, 1996 that it had signed an agreement to merge with Portland General Corporation ("PGC") in a stock-for-stock transaction. PGC is an electric utility holding company, serving retail electric customers in northwest Oregon as well as wholesale electricity customers throughout the western United States. Enron initially proposed to issue approximately 51 million common shares, valued at approximately $2.1 billion as of July 22, 1996, to shareholders of PGC in a one-for-one exchange of shares, as a result of which Enron would be the surviving corporation. On April 14, 1997, Enron and PGC announced that their respective board of directors had approved an amendment to the merger agreement providing for, among other things, a revised share exchange ratio of 0.9825 shares of Enron common stock for each share of PGC common stock. Following the merger, former PGC shareholders will own approximately 16% of the outstanding common shares of the combined entity. The amended merger agreement continues to provide that, unless certain regulatory reforms are enacted, Enron will reincorporate as an Oregon corporation prior to completing the merger with PGC. Enron will consolidate PGC's debt (approximately $1.1 billion at December 31, 1996) and account for the transaction on a purchase accounting basis. The original merger agreement was approved by each company's shareholders on November 12, 1996. The amended merger agreement requires PGC shareholder approval, but does not require Enron shareholder approval. It is expected that supplemental proxy materials will be filed with the Commission sometime in late April 1997, and, subject to Commission review, a PGC shareholder vote is currently expected to occur at PGC's annual shareholder meeting in late June 1997. The merger also remains subject to satisfactory receipt of regulatory approval from the Oregon Public Utility Commission ("OPUC") consistent with certain conditions in the amended Enron/PGC merger agreement. The OPUC's final decision is currently scheduled for early June 1997. Enron and PGC have received all other regulatory approvals required for the merger. Proxy materials containing more detailed information about PGC and the proposed original merger agreement have been filed with the Commission. Such documents, as well as the supplemental proxy materials to be filed, may be obtained as set forth under "Available Information."



         SALE OF LIQUIDS ASSETS. During the first quarter of 1997, Enron completed the sale of (i) the stock of Enron Liquids Pipeline Company, a wholly owned subsidiary and the general partner and 15% owner and operator of Enron Liquids Pipeline, L.P., (ii) the stock of Enron Louisiana Energy Company, a natural gas processor and natural gas liquids producer and fractionator, which owns or holds majority interests in five processing plants, two liquids pipelines and a salt dome storage facility in Louisiana, (iii) its wholesale propane business, (iv) the stock of Enron Gas Processing Company, which owns leasehold and fee interests in the Bushton gas processing and natural gas liquids storage complex in Kansas, and (v) the general and limited partner interests in Enron Gathering Limited Partnership, which owns and operates an extensive natural gas gathering system in the Hugoton basin of Kansas and Oklahoma. The sale of these non- strategic North American liquids assets is consistent with Enron's previously announced strategy of focusing on core businesses, and is not material to Enron's operations.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which may be regarded as beneficially owned by such Selling Stockholder, and the number of shares being offered hereby by such Selling Stockholder as of the date hereof.


                                                         Number of Shares           Number of Shares
Selling Stockholder                                     Beneficially Owned               Offered
-------------------                                     ------------------          ----------------
Dehlsen, James G.P. and Deanna C.                              61,770                    61,770

Karas, Kenneth C. and Celestle K.                              61,738                    21,424

Gates, Robert H.                                                7,752                     7,752

Gates, Rebecca M.                                               3,283                     3,283

Reynolds, Daniel G.                                             5,050                     5,050

Reynolds, Cecilia L.                                            5,050                     5,050

Davies, Albert K.                                               2,976                     2,976

Davies, Dana                                                    1,488                     1,488

Anderson, Craig A.                                              2,521                     2,521

Barber, Thomas                                                  2,480                     2,480

Bradstreet Investment Co.                                       1,736                     1,736

Trenton Family Trust                                            1,587                     1,587

Helzel Kirshman LP                                              1,488                     1,488

Environmental Private                                          39,977                    39,977
Equity Fund II, L.P.

Environmental Venture Fund, L.P.                                9,995                     9,995

APEX Investment Fund II, L.P.                                  13,326                    13,326

The Productivity Fund II, L.P.                                 13,326                    13,326

VCM Venture Capital Management                                  2,666                     2,666

Argentum Capital Partners, L.P.                                 2,666                     2,666

Bayview Venture Investors, Ltd.                                 1,333                     1,333

Trust Company of the West,
not in its individual capacity but only
as Trustee of the Trust established pursuant
to an Individual Trust Agreement dated as of
January 31, 1987, as amended, between The
Boilermaker-Blacksmith Pension Trust and itself.               31,443                    31,443

Heinz, Steven D.                                              176,900                   114,456

         The Shares being offered hereby are owned by the Selling Stockholders, who acquired them from Enron pursuant to transactions exempt from the registration requirements.

         James G.P. Dehlsen and Kenneth C. Karas are Directors of Enron Renewable Energy Corp., a subsidiary of Enron.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


         At March 1, 1997, the authorized capital stock of Enron was 616,500,000 shares, consisting of:


         (a) 1,500,000 shares of Preferred Stock, par value $100 per share (the "Preferred Stock"), of which no shares were outstanding;

         (b) 5,000,000 shares of Second Preferred Stock, par value $1 per share (the "Second Preferred Stock"), of which (i) 1,370,575 shares of Cumulative Second Preferred Convertible Stock (the "Convertible Preferred Stock") were outstanding, and (ii) 35.568509 shares of 9.142% Perpetual Second Preferred Stock were issued and held by an Enron subsidiary;

         (c) 10,000,000 shares of Preference Stock, par value $1 per share (the "Preference Stock"), of which no shares were outstanding; and


         (d) 600,000,000 shares of Common Stock, par value $.10 per share, of which 255,948,170 shares were outstanding.



         In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Enron is empowered, without approval of the stockholders, to cause the Preferred Stock, Second Preferred Stock and Preference Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Enron; conversion rights, if any; and voting powers, if any, in addition to those described below. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate of Incorporation of Enron, as amended (the "Restated Certificate of Incorporation").


         No holders of any class of Enron's capital stock are entitled to preemptive rights.

PREFERRED STOCK

         The holders of the Preferred Stock, Second Preferred Stock and Preference Stock have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Enron's Restated Certificate of Incorporation and the Certificates of Designations creating the various series of such classes of stock. In general, a vote of at least two-thirds of a class, voting as a class, is required to effect (a) any change in the Restated Certificate of Incorporation or bylaws which affects adversely the voting powers, rights or preferences of such class (if only certain series are affected, separate votes by the series affected are required); (b) the authorization or creation of, or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking prior to such class; (c) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets; or (d) the purchase or redemption of less than all of such class unless the full dividend on all such shares has been paid or declared and a sum sufficient for payment thereof set apart. In addition, the vote of a majority of a class, voting as a class, is required (i) to increase the authorized amount of such class, or the authorization or creation of or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking on a parity with such class; or (ii) to approve mergers or consolidations, except under certain conditions. Further, the Restated Certificate of Incorporation of Enron provides that, in the event dividends payable on any such class shall be in default in an amount equivalent to six full quarterly dividends, then the holders of such class, voting separately as a class, shall be entitled to elect two directors of Enron until such time as such dividends shall have been paid or funds sufficient therefor deposited in trust.

         The annual rate of dividends payable on shares of the Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Common Stock into which one share of Convertible Preferred Stock is convertible (currently 13.652 shares). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Common Stock and rank equally with the dividend rights on all other series of Second Preferred Stock.

         The Convertible Preferred Stock is redeemable at the option of Enron at a redemption price of $100.00 per share. Each share of Convertible Preferred Stock is convertible into 13.652 shares of Common Stock at any time at the option of the holder.

         The amount payable on shares of the Convertible Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $100.00 per share, together with accrued dividends.
The liquidation rights have the same preferences and relationship to other classes and series as described above with respect to dividend rights.

         The annual rate of dividends payable on shares of the 9.142% Perpetual Second Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Common Stock and rank equally with the dividend rights on all other series of Second Preferred Stock.

         The Perpetual Second Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary has the right, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

         The amount payable on shares of the 9.142% Perpetual Second Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights have the same preferences and relationships to other classes and series as described above with respect to dividend rights.

COMMON STOCK

         So long as any shares of Preferred Stock, Second Preferred Stock or Preference Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any distribution be made, on the Common Stock, nor shall any shares of any Common Stock be purchased, redeemed or otherwise acquired for value by Enron, nor shall Enron permit any distribution to be made on any Common Stock or shares of Common Stock purchased, redeemed or otherwise acquired by any subsidiary, unless all dividends on the Preferred Stock, Second Preferred Stock and Preference Stock of all series for all past quarterly dividend periods and for the then current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless Enron shall not be in arrears with respect to any sinking fund requirement for any such shares. The foregoing provisions shall not, however, apply to a dividend payable in Common Stock, or the acquisition of shares of Common Stock in exchange for or through application of the proceeds of the sale of, shares of Common Stock.

         Subject to the prior rights of the Preferred Stock, the Second Preferred Stock and the Preference Stock, the shares of Common Stock of Enron:
(a) are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor; (b) are entitled to one vote per share; (c) have no preemptive or conversion rights; (d) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (e) are entitled upon liquidation to receive the assets of Enron remaining after the payment of corporate debts and the satisfaction of the liquidation preferences of the Preferred Stock, Second Preferred Stock and Preference Stock.

CERTAIN OTHER PROVISIONS OF ENRON'S RESTATED CERTIFICATE OF INCORPORATION

         The Restated Certificate of Incorporation of Enron limits the liability of directors of Enron (in their capacity as directors but not in their capacity as officers) to Enron or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Enron will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Enron or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Enron's Restated Certificate of Incorporation contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of 10 percent of Enron's voting stock) be approved by the holders of 80 percent of Enron's voting stock, unless (a) the transaction is approved by 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the related person or (c) certain "fair price" and procedural requirements are satisfied. Enron's Restated Certificate of Incorporation defines "Business Transaction" as (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. Continuing Director is defined to mean a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's stockholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a stockholder of Enron).




GENERAL

         The foregoing statements are summaries of certain provisions contained in the Restated Certificate of Incorporation of Enron, the form of which is filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. They do not purport to be complete statements of all the terms and provisions of the Restated Certificate of Incorporation and reference is hereby made to the Restated Certificate of Incorporation for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Whenever reference has been made to the Restated Certificate of Incorporation, such Restated Certificate of Incorporation shall be deemed to be incorporated in such statements as a part thereof and such statements are qualified in their entirety by such reference. The transfer agent and registrar of the Common Stock is First Chicago Trust Company of New York.

MERGER AGREEMENT WITH PORTLAND GENERAL CORPORATION


         As discussed previously, Enron has signed an agreement to merge with PGC, and such merger agreement provides, among other things, that unless certain regulatory reforms are enacted prior to the consummation of the merger, Enron will reincorporate as an Oregon corporation in conjunction with consummation of the merger with PGC. Under the merger agreement, and subject to the terms and conditions thereof, (i) Enron will be reincorporated as an Oregon corporation by merging with and into Enron Oregon Corp., an Oregon corporation and a wholly-owned subsidiary of Enron ("New Enron") (the "Reincorporation Merger") and (ii) immediately thereafter, PGC will merge with and into New Enron, with New Enron being the surviving corporation. In the Reincorporation Merger, each issued and outstanding share of the common stock, par value $.10 per share, of Enron will be converted into one share of the common stock, without par value, of New Enron ("New Enron Common Stock"). There is currently no established trading market for New Enron Common Stock, although an application will be made to have the New Enron Common Stock listed for trading on the New York Stock Exchange following the Reincorporation Merger.


         The information contained herein under "Description of Capital Stock" may change if Enron reincorporates as an Oregon corporation as a result of the merger with PGC. New Enron and Enron have previously filed with the Commission a Registration Statement No. 333-13791 on Form S-4 under the Securities Act with respect to the New Enron Common Stock to be issued in the merger with PGC. For further information, reference is hereby made to such Registration Statement on Form S-4, copies of which may be obtained from the Commission or Enron as set forth herein. The Restated Articles of Incorporation of New Enron ("New Enron Charter") and the proposed form of New Enron Bylaws are included as exhibits to the Registration Statement of which this Prospectus is a part. Generally, the terms of the New Enron Charter and the New Enron Bylaws are substantially similar to those of the Restated Certificate of Incorporation of Enron and the Enron Bylaws, respectively, except for changes necessary to comply with Oregon law.


                              PLAN OF DISTRIBUTION

         Enron has been advised that the Shares being offered hereby may be sold by or on behalf of each of the Selling Stockholders through one or more broker-dealers, through underwriters, or directly to investors pursuant to this Prospectus, at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent for the Selling Stockholders, or may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through one or more transactions (which may involve crosses and block transactions) or distributions on the New York Stock Exchange or other exchanges on which the Common Stock can be traded (the "Exchanges"), in "special offerings," "fixed price offerings" off the floor of the Exchanges, "exchange distributions" or "secondary distributions" pursuant to and in accordance with applicable rules of such Exchanges, in the over-the-counter market, in private transactions or in some combination of the foregoing.

         Any such broker-dealer or underwriter may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Shares for whom they may act as agents. If any such broker-dealer purchases the Shares as principal, they may effect resales of the Shares from time to time to or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of Shares for whom they may act as agents.

         To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as certain other information, will be set forth in a Prospectus Supplement. In such event, the discounts and commissions to be allowed or paid to the underwriters, if any, and the discounts and commissions to be allowed or paid to dealers or agents, if any, will be set forth in, or may be calculated from, the Prospectus Supplement.

         Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with, or perform services for Enron or the Selling Stockholders in the ordinary course of business.

                           VALIDITY OF COMMON STOCK

         The validity of the Shares offered hereby will be passed upon for Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron.

                                    EXPERTS


         The consolidated financial statements and schedules included in Enron's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements and schedules referred to above and such reports have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


         The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1996, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

                 TABLE OF CONTENTS


                                                PAGE
                    PROSPECTUS

Available Information . . . . . . . . . . . . .   2
Incorporation of Certain
  Documents by Reference  . . . . . . . . . . .   3
Business of Enron . . . . . . . . . . . . . . .   3
Recent Developments . . . . . . . . . . . . . .   6
Selling Stockholders  . . . . . . . . . . . . .   7
Description of Capital Stock  . . . . . . . . .   8
Plan of Distribution  . . . . . . . . . . . . .  12
Validity of Common Stock  . . . . . . . . . . .  13
Experts . . . . . . . . . . . . . . . . . . . .  13



                                347,793 SHARES




                                 [ENRON LOGO]




                                 COMMON STOCK
                          (PAR VALUE $.10 PER SHARE)




                        ------------------------------


                                   PROSPECTUS


                        ------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.


         Filing Fee for Registration Statement . . . . . . .        $  4,189
         Legal Fees and Expenses . . . . . . . . . . . . . .           5,000
         Accounting Fees and Expenses. . . . . . . . . . . .           4,000
         Transfer Agent's Fees and Expenses. . . . . . . . .           5,000
         Blue Sky Fees and Expenses. . . . . . . . . . . . .           4,000
         Miscellaneous . . . . . . . . . . . . . . . . . . .           2,811
                                                                    --------
         Total . . . . . . . . . . . . . . . . . . . . . . .        $ 25,000
                                                                    ========


--------------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of Chapter 1 of Title 8 of the Delaware Code provides that every corporation created under the provisions thereof shall have the power to indemnify its directors, officers, employees and agents against certain liabilities.

         The Restated Certificate of Incorporation, as amended, of Enron contains the following provisions relating to indemnification of directors and officers:

              1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
       Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.


              2. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

              (B) If a claim under paragraph 2(A) of this Article XVI is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

              (C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

              (D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

       Enron has purchased liability insurance policies covering its directors and officers to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.



ITEM 16.  EXHIBITS.

        *4(a)  -     Restated Certificate of Incorporation of Enron, as amended
                     (Exhibit 3.01 to Annual Report of Enron Corp. on Form 10-K for the year ended December 31, 1994).

        *4(b)  -     Bylaws of Enron (Exhibit 3.02 to Annual Report of Enron
                     Corp. on Form 10-K for the year ended December 31, 1995).


        *4(c)  -     Restated Articles of Incorporation of New Enron (Exhibit
                     3.1 to Enron's Form S-4 Registration Statement No.
                     333-13791 filed October 9, 1996).



        *4(d)  -     Form of Bylaws of New Enron (Exhibit 3.2 to Enron's Form
                     S-4 Registration Statement No. 333-13791 filed October 9,
                     1996).


         5     -     Opinion of James V. Derrick, Jr., Esq., Senior Vice
                     President and General Counsel of Enron, as to the validity of the Common Stock.

         23(a) -     Consent of Arthur Andersen LLP.

         23(b) -     Consent of DeGolyer and MacNaughton.

         23(c) - The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.


       **24    -     Powers of Attorney of certain directors of Enron Corp.

--------------------


        *Incorporated by reference as indicated.

       **Previously filed.

ITEM 17.      UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Enron pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Enron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston and State of Texas, on the 16th day of April, 1997.




                                         ENRON CORP.
                                         (Registrant)



                                         By: /s/ RICHARD A. CAUSEY
                                            ------------------------------------
                                              (Richard A. Causey)
                                              Senior Vice President and Chief
                                              Accounting and Information Officer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities with Enron indicated and on the 16th day of April, 1997.



                 Signature                             Title
                 ---------                             -----

    /s/ KENNETH L. LAY                     Chairman of the Board, Chief Executive
-------------------------------            Officer and Director (Principal Executive
       (Kenneth L. Lay)                    Officer)

    /s/ RICHARD A. CAUSEY                  Senior Vice President and Chief
-------------------------------            Accounting and Information Officer
       (Richard A. Causey)                 (Principal Accounting Officer)

    /s/ ANDREW S. FASTOW                   Senior Vice President, Finance
-------------------------------            (Principal Financial Officer)
       (Andrew S. Fastow)

       ROBERT A. BELFER*                   Director
-------------------------------
      (Robert A. Belfer)

       NORMAN P. BLAKE, JR.*               Director
-------------------------------
      (Norman P. Blake, Jr.)

       RONNIE C. CHAN*                     Director
-------------------------------
      (Ronnie C. Chan)

           Signature                            Title
           ---------                            -----
       JOHN H. DUNCAN*                     Director
-----------------------------
       (John H. Duncan)


       JOE H. FOY*                         Director
-----------------------------
       (Joe H. Foy)


       WENDY L. GRAMM*                     Director
-----------------------------
       (Wendy L. Gramm)


       ROBERT K. JAEDICKE*                 Director
-----------------------------
       (Robert K. Jaedicke)


      CHARLES A. LeMAISTRE*                Director
-----------------------------
     (Charles A. LeMaistre)


       JEFFREY K. SKILLING*                Director and President and
-----------------------------              Chief Operating Officer
       (Jeffrey K. Skilling)


       JOHN A. URQUHART*                   Director
-----------------------------
       (John A. Urquhart)


       JOHN WAKEHAM*                       Director
-----------------------------
       (John Wakeham)


       CHARLS E. WALKER*                   Director
-----------------------------
       (Charls E. Walker)


  HERBERT S. WINOKUR, JR.*                 Director
-----------------------------
 (Herbert S. Winokur, Jr.)





*By:  /s/PEGGY B. MENCHACA
    --------------------------
       (Peggy B. Menchaca)

(Attorney-in-fact for persons indicated)

                              INDEX TO EXHIBITS



Exhibit Number                    Description
--------------                    -----------
          *4(a)  -        Restated Certificate of Incorporation of Enron, as amended (Exhibit 3.01 to Annual Report of
                          Enron Corp. on Form 10-K for the year ended December 31, 1994).

          *4(b)  -        Bylaws of Enron (Exhibit 3.02 to Annual Report of Enron Corp. on Form 10-K for the year ended
                          December 31, 1995).

          *4(c)  -        Restated Articles of Incorporation of New Enron (Exhibit 3.1 to Enron's Form S-4 Registration
                          Statement No. 333-13791 filed October 9, 1996).

          *4(d)  -        Form of Bylaws of New Enron (Exhibit 3.2 to Enron's Form S-4 Registration Statement No. 333-
                          13791 filed October 9, 1996).

           5     -        Opinion of James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron as
                          to the validity of the Common Stock.

           23(a) -        Consent of Arthur Andersen LLP.

           23(b) -        Consent of DeGolyer and MacNaughton.

           23(c) -        The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.

         **24    -        Powers of Attorney of certain directors of Enron Corp.



--------------------


 *Incorporated by reference.

**Previously filed.